Exhibit 4.6

EMPLOYMENT AGREEMENT

RICHARD P. SERGEL

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EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between, THE NATIONAL GRID GROUP PLC, a public limited company incorporated under the laws of England and Wales with registration number 2367004 ("National Grid") (solely for purposes of Section 3(b)(2) below), NEW ENGLAND ELECTRIC SYSTEM, a Massachusetts business trust (the "Company"), and RICHARD P. SERGEL (the "Executive"), dated as of the 22nd day of March, 2000.

WITNESSETH THAT

WHEREAS, National Grid, IOSTA LLC, a Massachusetts limited liability company directly and indirectly wholly owned by National Grid ("IOSTA"), and the Company, have entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement" and the consummation of the transactions contemplated by the Merger Agreement, the "Merger"), whereby IOSTA shall be merged with and into the Company, at which time the separate existence of IOSTA will cease and the Company will continue as the surviving entity (the "Surviving Entity"); and

WHEREAS, the Company wishes to provide for the orderly succession of management of the Company following the effective date of the Merger (the "Effective Time"); and

WHEREAS, the Company further wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company and its affiliated entities in the capacities and on the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements concerning the same subject, including the severance agreement between the Company and the Executive, dated March 1,1998.

NOW, THEREFORE, it is hereby agreed as follows:

1.     Employment Period.

(a)     The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, from the Effective Time until the date which is the third (3rd) anniversary of the Effective Time or such later date as provided in paragraph (b) of this Section 1 (the "Employment Period"). This Agreement shall not be effective prior to the Effective Time. For all periods prior to, but not including, the Effective Time, the severance agreement between the Company and the Executive, dated March 1, 1998, shall remain in full force and effect.

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(b)     The Employment Period shall be extended automatically for one additional day as of the second anniversary of the Effective Time and on each day thereafter unless and until either the Company or the Executive gives written notice to the other that the Employment Period shall not be so extended.

(c)     Notwithstanding the other provisions of this Section 1, any termination of employment by the Executive other than for Good Reason shall require not less than six months' written notice.

2.     Position and Duties.

(a)     During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company. The Executive's responsibilities as President and Chief Executive Officer shall include all aspects of the Company's and its subsidiaries' businesses. The Executive shall serve in each such case as an employee of the Company and with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. As President and Chief Executive Officer, the Executive shall report only to the Board. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period, In addition, and without further compensation, the Executive shall serve as an Executive Director of National Grid, subject to ratification of National Grid's shareholders, and shall serve as a director and/or officer of one or more of the Company's other affiliates if so elected or appointed from time to time.

(b)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and its affiliates, as directed by the Board, and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

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(c)     The Executive's services shall be performed primarily at the Company's headquarters, currently in Westborough, MA.

3.     Compensation. The Executive's compensation during the Employment Period shall be determined by, and in the sole discretion of, National Grid or any successor thereto, subject to Sections 3(a), 3(b), 3(c) and 3(d) and Sections 4(d)(iv), 5 and 9 hereof.

(a)     Annual Basic Salary. During the Employment Period, the Executive shall receive an annual base salary of not less than $550,000 (the annual base salary in effect from time to time, "Annual Base Salary"). The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior officers, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, shalll not be less than the minimum base salary set forth above. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.

(b)     Incentive Compensation. (i) During the Employment Period, the Executive shall participate in annual bonus arrangements, the maximum opportunity for which shall comprise: (A) 50% of Annual Base Salary, payable in cash (the "Annual Cash Bonus") and (B) 60% of the Annual Cash Bonus, payable in phantom or similar shares of Company stock and subject to a three year vesting requirement and such other terms and conditions as such incentive plan may provide, based on Company performance goals and standards as determined by National Grid. The Executive shall be eligible to participate in the above arrangements at a level (in terms of the amount and types of compensation that the Executive has the opportunity to receive and the terms thereof) no less favorable in the aggregate than those arrangements which are provided to other senior officers of the Company.

(ii)     During the Employment Period, the Executive shall participate in long-term equity incentive arrangements under National Grid's Executive Share Option Scheme or any successor plan or scheme thereto (the "Scheme"), which arrangements shall provide grants to the Executive of options (the "National Grid Options") to acquire the common stock of National Grid (the "National Grid Common Stock") on the same basis as other National Grid directors. National Grid shall grant to the Executive, under the Scheme and as soon as practicable following the Effective Time, subject to U.K. and U.S. securities laws, a National Grid Option, the number of shares of National Grid Common Stock subject to which shall have an aggregate fair market value (determined as of the date of grant) equal to three times the Executive's Annual Base Salary (as in effect at the Effective Time). Further grants under the Scheme shall be made at the sole discretion of National Grid. For purposes of determining the number of shares of National Grid Common Stock subject to National Grid Options to be granted pursuant to the Scheme, the Executive's Annual Base Salary shall be converted to U.K. Sterling based on the U.S. dollar exchange rate at the mid-market London closing rate on the applicable date of grant, as quoted in the Financial Times.

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(c)     Other Benefits.

(i)    Supplemental Executive Retirement Plan. During the Employment Period, the Executive shall participate in a supplemental executive retirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the aggregate value of the benefits he and his spouse would have received (and with the same forms of benefit payments) had he continued, through the end of the Employment Period, to accrue the supplemental retirement benefits provided by the terns of the Supplemental Retirement Income Plan of the Company as in effect immediately before the Effective Time.

(ii)   Without limiting the generality of the foregoing, during the Employment Period and thereafter, except to the extent the Executive is already covered under another National Grid-provided or employer-provided arrangement providing substantially similar payments or benefits: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its subsidiaries to the same extent as other senior officers of the Company; and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries, including, without limitation, medical, prescription, dental, disability, sick leave, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior officers of the Company; provided, however, except as may be expressly set forth elsewhere in this Agreement, nothing contained in this section or any other section of this Agreement shall entitle the Executive to receive duplicate or multiple payments or benefits under the same plan or arrangement.

(d)     Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive fringe benefits substantially similar to those enjoyed by the Executive immediately prior to the Effective Time and shall be entitled to participate in the vacation policy of the Company and avail himself of paid holidays (as determined from time to time by the Company) on the same terms and conditions as other senior officers of the Company.

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4.   Termination  of  Employment.

(a)    Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period in accordance with the Company's long-term disability plan as in effect immediately prior to the Effective Date.

(b)   By the Company.

(i)    The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause.

(ii)    "Cause" means: (A) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(d)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company and its affiliates taken as a whole, monetarily or otherwise. For purposes of the foregoing, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(c)   By the Executive.

(i)   The Executive may terminate employment for Good Reason or, upon six months' prior written notice, without Good Reason.

(ii)    "Good Reason" means the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (A), (B), (C) or (D) below, such act or failure to act is corrected within thirty days of the Notice of Termination given in respect thereof:

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(A)    the assignment to the Executive of duties substantially inconsistent with the Executive's status as a senior officer of the Company or the duties described in Section 2(a) above;

(B)    a reduction in the Executive's Annual Base Salary or any breach by the Company or National Grid of their respective obligations under Sections 3(b), 3(c) and 3(d) above;

(C)    the Company requiring the Executive's principal place of employment to be anywhere other than at the Company's headquarters, wherever such headquarters may be located from time to time, or the relocation of the Company's headquarters to a location more than 150 miles from Westborough, Massachusetts; or

(D)    any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(d); for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate his employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Except as provided below, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. No such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Company specifying the event relied upon for such termination within one year (but in no event beyond the term of this Agreement) from the occurrence of such event.

(d)   Termination Procedures and Compensation During Dispute.

(i)    Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12(b) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

A.   Termination for Cause. A Notice of Termination for Cause shall also include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding, for this purpose, the Executive if a Board member) (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

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B.   Termination for Good Reason. A Notice of Termination for Good Reason shall specify in reasonable detail the specific provision(s) in this Agreement and the event(s) relied upon as the basis for such termination.

(ii)      Date of Termination. Except as otherwise provided in Section 11(c) of this Agreement, "Date of Termination", with respect to any purported termination of the Executive's employment during the Employment Period, shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (B) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company for other than Cause, shall not be less than thirty (30) days and, in the case of a termination by the Executive other than for Good Reason, shall not be less than six (6) months, from the date such Notice of Termination is given).

(iii)     Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given by the Executive for Good Reason under Section 4(c)(ii)(A) above ("Special Good Reason"), the Company notifies the Executive that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(iv)     Compensation During Dispute. If a Special Good Reason termination is disputed in accordance with Section 4(d)(iii), the Company shall pay the Executive the full compensation in effect when the notice giving rise to such dispute was given (including, but not limited to, Annual Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 4(d)(iii). Amounts paid under this Section 4(d)(iv) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

(v)     No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

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5.     Obligations of the Company upon Termination.

(a)     By the Company other than for Cause, Death or Disability, or by the Executive for Good Reason.

(i)     If during the Employment Period, the Company terminates the Executive's employment, other than for Cause, death, or Disability, or the Executive terminates his employment for Good Reason, the Company shall: (A) pay the Executive the Accrued Obligations (as defined in Section 5(b) below) in a lump sum cash payment within five (5) business days of the Date of Termination; (B) pay the Executive the amounts the Executive would have earned under paragraphs (a) and (b)(i) of Section 3 (other than stock options) as if he had remained employed through the end of the Severance Period (as defined below) in a lump sum cash payment within five (5) business days of the Date of Termination and (C) continue to provide the Executive with the compensation and benefits set forth in paragraphs (c) and (d) of Section 3 as if he had remained employed by the Company pursuant to this Agreement (x) for a period of 36 months, if such termination of employment occurs prior to the second anniversary of the Effective Time or within 2 years following a Change in Control or (y) for a period of 18 months, if such termination of employment occurs following the second anniversary of the Effective Time and either prior to a Change in Control or more than 2 years following a Change in Control and, in either such case, the Executive had then terminated employment with whatever rights and benefits would have been available to Executive at that date (the period described in (x) or (y) above, as applicable, the "Severance Period"); PROVIDED, however, that for purposes of the foregoing, the Executive shall be deemed to earn, during each year in such period, a bonus under Section 3(b)(i) equal to the greater of the average bonus earned by the Executive under all incentive compensation plans of the Company in the three years preceding the Effective Time or the three years preceding the Date of Termination; PROVIDED further, however, that to the extent any benefits described in paragraphs (b), (c) and (d) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax costs) to the Executive and his family; and PROVIDED further, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph (c)(ii) of Section 3 under another employer-provided plan, the benefits provided by the Company under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan. In addition to the foregoing, any restrictions on restricted stock outstanding on the Date of Termination shall lapse as of the Date of Termination without regard to the termination of the Executive's employment, any outstanding incentive compensation awards with vesting and/or payment contingent upon attainment of individual, Company, or affiliate performance goals shall, for purposes of awards considered short term by National Grid, be deemed satisfied at 90% of "Maximum" level and paid, in a lump sum cash payment within five (5) days of the Date of Termination, prorata for the portion of the performance year through the Date of Termination and all National Grid Options outstanding as of the Date of Termination under the Scheme shall be governed by the terms of the Scheme. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, death, or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

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(ii)     For purposes of this Agreement. "Change in Control" shall mean:

A.     any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Act"), excluding a corporation at least 80% of the ownership of which after acquiring its interest is owned directly by the holder of common stock of the Company immediately prior to such acquisition ("Person")), is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the 1934 Act; or

B.     National Grid ceases to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 60% of the combined voting power of the voting securities of the Company; or

C.     the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by National Grid; or

D.     the acquisition by National Grid, The Company, the Surviving Entity or any of their affiliates, whether by purchase, merger or otherwise, of any regulated utility company, the primary place of business of which is in the United States, for a purchase price in excess of $1.5 billion; or

E.     any Person, other than a Person who beneficially owns more than 10% of the outstanding stock of National Grid at the Effecttive Time, becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding stock of National Grid.

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In no event shall the Merger or any transaction contemplated by the Merger Agreement constitute a Change in Control for purposes of this Agreement.

(b)     Death or Disability.  If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative) in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (i) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (ii) in respect of incentives awarded under Section 3(b)(i) of this Agreement, an amount representing the target Incentive Compensation for the year that would otherwise vest and/or become payable within the year in which the Date of Termination occurs, computed by assuming that the amount of all such target Incentive Compensation would be equal to the amount of such target Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period and incentives under the Scheme shall be governed by the rules of the Scheme; (iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (iv) any accrued but unpaid Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

(c)     By the Company for Cause or by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

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6.     Non-Exclusivity of Rights.  Except as provided in Sections 1.3, and 12 of this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of; or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

7.     Full Settlement.  The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(ii) of Section 3, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.     Non-Competition Provision and Confidential Information.

        (a)     Without prior written consent of the Company, during the period of the Executive's employment with the Company and for one year thereafter, the Executive shall not, as a shareholder, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns or affiliates thereof or undertake any action which would be injurious to the Company or its affiliates or assist the Company's or its affiliates' competitors; provided, however, that the Executive's ownership of less than five percent of the issued and outstanding voting securities of a publicly traded company shall not be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it is engaged in any material business in any state of the United States in which the Company or any of its affiliates operates at the "applicable time." "Applicable time" means (i) during the period of the Executive's employment hereunder, the specific date, and (ii) after the Date of Termination, the Date of Termination.

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        (b)     The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge, or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        (c)     (i)     The Executive acknowledges that if the Executive shall breach or threaten to breach any provision of this Section 8, the damages to the Company and its affiliates may be substantial, although difficult to ascertain, and money damages will not afford the Company and its affiliates an adequate remedy. Therefore, if the provisions of this Section 8 are violated, in whole or in part, the Company and its affiliates shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company and/or its affiliates may have at law or in equity.

                  (ii)     If any term or provision of this Section 8, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Section 8, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Section 8 shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision hereof to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

9.     Certain Additional Payments by the Company.

        (a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any Person affiliated with the Company or such Person, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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(b)     Subject to the provisions of paragraph (c) of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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(i)     give the Company any infoemation reasonably requested by the Company relating to such claim,

(ii)     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)     cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)     permit the Company to participate in any proceedings relating to such claim;

PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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(d)     If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.     Attorneys' Fees. The Company also shall pay to the Executive, at the conclusion of any contest, to the fullest extent permitted by law, all legal fees court costs and litigation expenses reasonably incurred by the Executive as a result of any contest by the Company, the Executive, or others regarding the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement (except to the extent it is determined by a court of competent jurisdiction, mediator or arbitrator, as the case may be, that the Executive's material claim is, or claims are, frivolous or without merit, in which case the Executive shall bear all such fees and expenses), together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

11.     Successors.

(a)     This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts. unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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(c)     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.     Miscellaneous.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. Any action by the Company to amend or modify this Agreement must be approved by the Company’s Board of Directors,

(b)     All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested. postage prepaid, addressed as follows:

If to the Executive:	Richard P. Sergel
34 Brook Street
Wellesley, MA 02482

If to the Company:	New England Electric System
25 Research Drive
Attention: General Counsel

With copy to:	The National Grid Group ple
National Grid House
Kirby Corner Road
Coventry CV4 8JY
United Kingdom
Attention: General Counsel

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If to National Grid:	The National Grid Group plc
National Grid House
Kirby Corner Road
Coventry CV4 8JY
United Kingdom
Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)     Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. All cash amounts required to be paid hereunder shall be paid in United States dollars.

(e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)     The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and employment agreements between the Executive and the Company or any Company affiliates.

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(g)     The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Employment Period (including, without limitation, those under Sections 4, 5, 8 and 9 hereof) shall survive such expiration.

(h)     This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

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ASSUMPTION AGREEMENT

The undersigned, NGG Holdings, Inc., as successor to New England Electric System (NEES), hereby expressly assumes and agrees to perform that certain Employment Agreement dated as of March 22, 2000, by and among The National Grid Group plc, NEES, and Richard P. Sergel (the Agreement) in the same manner and to the same extent that NEES would be required to perform said Agreement if no such succession had taken place.

Dated: March 22, 2000

NGG HOLDINGS, INC.

By:

Its: Vice President

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of their respective Boards of Directors, the Company and National Grid (with respect to Section 3(b)(ii) only) have caused this Agreement to be executed in their name on their behalf, all as of the day and year first above written.

RICHARD P. SERGEL

NEW ENGLAND ELECTRIC SYSTEM

By:

Its Sr. Vice President

THE NATIONAL GRID GROUP PLC
(in respect of Section 3(b)(ii) only)

By:

Its Group Chief Executive